RESIGNATION
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         I, Joshua Wolcott, the President, Treasurer, Chief Executive Officer,
Chief Financial Officer and a director of International Travel CD's, Inc., a Colorado corporation ("Corporation") , hereby tender and submit my resignation as President, Treasurer, Chief Executive Officer, Chief Financial Officer and a director of the Corporation; such resignations to be effective on the 18th day of December, 2001.

         Furthermore, I hereby waive any unpaid or accrued compensation due to me from the Corporation.


                                    /s/ Joshua Wolcott
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                                    Joshua Wolcott